UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 25, 2003

American Financial Realty Trust

(Exact Name of Registrant as Specified in Charter)

Maryland	1-31678	02-0604479
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 The Fairway Jenkintown, PA	19046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 887-2280

Item 5.	Other Events and Required FD Disclosure.

On September 16, 2003 and September 25, 2003, American Financial Realty Trust (the “Company” or “we”) issued press releases announcing that the Company had acquired 31 properties from Prefco Quartre, LLC and 98 bank branches from Prefco III Limited Partnership, respectively. Copies of these press releases are attached hereto as Exhibits 99.1 and 99.2 and are hereby incorporated by reference.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

Exhibit Number	Exhibit Title

99.1	Press release dated September 16, 2003 of American Financial Realty Trust.

99.2	Press release dated September 25, 2003 of American Financial Realty Trust.

Item 9.	Regulation FD Disclosure.

The following information supplements the Company’s previous public disclosures with respect to our recent acquisitions from Prefco Quatre, LLC on September 16, 2003 and Prefco III Limited Partnership on September 25, 2003.

On September 16, 2003, we announced our acquisition of 31 properties, leased to KeyBank, N.A. and consisting of 153,950 rentable square feet, from Prefco Quartre, LLC. We had previously disclosed in our Registration Statement on Form S-11 in connection with our initial public offering (the “IPO Registration Statement”) that the estimated purchase price for these 31 properties (referred to in the IPO Registration Statement as the “Pitney Bowes – KeyBank Sale Leaseback Portfolio”) would be approximately $29.4 million and the 2003 contractual rent under the lease would be approximately $2.8 million. The total acquisition cost for the portfolio was approximately $36.8 million and the 2003 contractual rent is $3.6 million, resulting in an unchanged yield. The $7.4 million purchase price differential above what we had previously estimated resulted from a principal balance outstanding on the mortgage loan secured by these 31 properties ($3.5 million of the $7.4 million discrepancy) and from declining interest rates creating higher debt defeasance costs ($3.9 million of the $7.4 million discrepancy). However, we also will receive 2004 contractual rent payments from KeyBank of $3.6 million, rather than the $2.8 million that was estimated in the IPO Registration Statement. As a result, we will now generate a slightly higher yield of 9.8% ($3.6 million/$36.8 million) instead of 9.5% ($2.8 million/$29.4 million).

On September 25, 2003, we announced our acquisition of 98 bank branch properties, containing approximately 479,419 square feet, from Prefco III Limited Partnership. In fact, only 97 properties were acquired after we consolidated, for accounting purposes, two adjacent properties

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into a single property. We had previously disclosed in our IPO Registration Statement (referred to in the IPO Registration Statement as the “Pitney Bowes – Bank of America Sale Leaseback Portfolio) that the total estimated acquisition cost of the portfolio, including payment of the remaindermen interests and assumption of outstanding debt, would be approximately $84.7 million and that the estimated 2003 contractual rent for these properties would be approximately $9.6 million. In a press release dated September 25, 2003, we announced that the total purchase price for the portfolio was approximately $90.0 million and that 2004 contractual rent under the Bank of America lease is approximately $7.5 million. The $5.3 million increase in the purchase price versus what was reported in the IPO Registration Statement was due to higher debt defeasance costs ($2.3 million of the $5.3 million discrepancy) and a higher purchase price to acquire the remaindermen interests ($3.0 million of the $5.3 million discrepancy). On the revenue side, we expect to receive $8.8 million of rent from these 98 branches ($7.5 million of rent from Bank of America, $700,000 to $800,000 of rent from other financial institutions that have subleased branches, and approximately $500,000 from the three branches that are currently vacant, which we expect to be leased in the near future). The $800,000 difference in 2004 contractual rent versus what was reported in the IPO Registration Statement is a result of a lower rent charged to Bank of America in exchange for lengthening the lease on 13 properties leased by Bank of America and because Bank of America will now pay its rent annually in advance, rather than paying rent quarterly in arrears. We expect the transaction to yield approximately 9.8% ($8.8 million/$90.0 million) rather than the 11.3% ($9.6 million/$84.7 million) estimated in the IPO Registration Statement. As we take advantage of the lower interest rate on the mortgage debt and benefit of the annual rent prepayment, we expect the yield to increase.

The information contained in Item 9 under this Current Report on Form 8-K is furnished and shall not be deemed “filed” for the purposes of, or otherwise subject to, the liabilities under Section 18 of the Securities Exchange Act of 1934. The information contained in Item 9 under this Current Report on Form 8-K shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933.

In addition to historical facts or statements of current condition, this document contains forward-looking statements regarding the anticipated revenues and yields relating to these portfolio acquisitions, and our ability to lease vacant bank branch properties that we have acquired. You may identify some of these forward-looking statements by the use of the words “expect” or “believe.” The forward-looking statements in this document may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, unless required by law, we do not intend to update publicly any forward-looking statements. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN FINANCIAL REALTY TRUST

By:	/s/ EDWARD J. MATEY JR.

Edward J Matey Jr. Senior Vice President and General Counsel

Dated: October 1, 2003

EXHIBIT INDEX

Exhibit Number	Exhibit Title

99.1	Press release dated September 16, 2003 of American Financial Realty Trust.

99.2	Press release dated September 25, 2003 of American Financial Realty Trust.